UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Nautilus, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 11, 2007 Nautilus, Inc. mailed a letter to its shareholders. The text of the letter follows:

December 11, 2007

FOURTH PROXY GOVERNANCE ADVISORY FIRM REACHES SAME

CONCLUSION: SHERBORNE CONTROL OF NAUTILUS BOARD IS NOT IN THE

BEST INTEREST OF ALL SHAREHOLDERS

Nautilus Corrects False Information Published by Dissident Hedge Fund Sherborne

Dear Fellow Shareholder:

The Special Meeting of Shareholders is just days away. We need your support for your Board’s nominees, who are committed to building value for all Nautilus shareholders. There is still time for you to vote AGAINST the removal your directors. To ensure that your vote is represented at the meeting, we urge you to vote TODAY by Internet or telephone by following the simple instructions on the enclosed WHITE proxy card.

Proxy Firms Unanimously Opposed to Control

Recently, yet another proxy advisory firm, Egan-Jones Proxy Services also advised their clients to reject Sherborne’s proposals. All four leading advisory firms, whose clients include institutional investors, mutual funds, pension funds and others, have concluded: Sherborne’s bid for control of Nautilus—removing four of your directors and replacing them with four Sherborne nominees—is NOT in the best interest of all shareholders.

Nautilus Sets the Record Straight

We would like to set the record straight with respect to some false and misleading statements made by Sherborne in a recent letter you may have received. We believe that Sherborne’s letter was simply a desperate reaction to the conclusions reached last week by three of the leading independent voting advisory services who recommended against Sherborne’s bid for control of Nautilus.

In its recent letter, Sherborne falsely claimed that if the roles of chairman and CEO are separated, your CEO is automatically entitled to severance and the immediate vesting of stock options. Sherborne’s statement is simply wrong. If the roles are separated and a non-executive chairman is named, your CEO would not be entitled to severance or vesting of stock options.

In addition, Sherborne inappropriately mischaracterized our offer of Board representation by stating it was subject to an “onerous” standstill that would have tied their hands for 15 months, “ensuring that the Board was free to continue to make decisions that … are not in the best interests of all shareholders.” We were shocked to learn of this statement since Sherborne never followed up to see what we would ask for in exchange for putting Sherborne’s nominees on the Board. Our only request would be that Sherborne not engage in another proxy contest for one year so that Nautilus management and the Board, with Sherborne’s input, can focus on our ongoing restructuring without being distracted by another costly and time-consuming proxy contest. Nautilus is in the fitness equipment business—not the business of engaging in repeated proxy contests!

We do not believe that shareholders will benefit if Sherborne’s nominees seize control of your Board without paying a control premium to all shareholders. However, your Board believes that all shareholders could benefit from shareholder representation on the Board during our restructuring. Our offer to Sherborne remains open, and we have also offered representation to Sun Capital Securities, LLC, our second largest shareholder, in the event our nominees are elected.

Please use the enclosed WHITE proxy card to vote AGAINST the removal of your directors. If you have inadvertently returned a Green proxy card, you have every legal right to change your vote—only your latest-dated proxy card counts. Please use the enclosed WHITE proxy card to vote TODAY.

Thank you again for your support.

THE BOARD OF DIRECTORS

Time is Short, and Your Vote Important!

If you have questions about the last-minute voting of your shares, or need additional information, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Green proxy card sent to you by Sherborne.

If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY.